Exhibit (d)(45)

FINANCIAL INVESTORS TRUST
NOVATION AGREEMENT

  THIS NOVATION AGREEMENT (the “Agreement”) is made as of the 1st day of April, 2017 by and among Financial Investors Trust, a Delaware statutory trust (the “Trust”), acting solely with respect to its series the ALPS/Kotak India Growth Fund (the “Fund”), ALPS Advisors, Inc., a Colorado corporation (the “Adviser”), Kotak Mahindra (UK) Limited, a corporation organized under the laws of the United Kingdom (“KMUK”), and Kotak Mahindra Asset Management (Singapore) Pte. Ltd., a corporation organized under the laws of Singapore (“KMAMS”).

RECITALS

A.       The Trust, the Adviser, and KMUK are parties to that certain investment sub-advisory agreement with respect to the Fund dated November 1, 2011 (the “Current Sub- Advisory Agreement”).

B.       KMUK intends to assign to KMAMS all of its rights under the Current Sub-Advisory Agreement, and KMAMS intends to assume all of the obligations of KMUK under the Current Sub-Advisory Agreement.

 C.        The parties wish to enter into this Agreement to provide for the substitution of KMUK by KMAMS in the Current Sub-Advisory Agreement.

AGREEMENT

In consideration of the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Novation.   Each Party hereby agrees, as of the date hereof (the “Effective Date”), to the novation of the Current Sub-Advisory Agreement, pursuant to which: (i) KMAMS is substituted for KMUK as the “Sub-Adviser” under the Current Sub-Advisory Agreement; (ii) KMUK ceases to be a party to the Current Sub-Advisory Agreement and has no further rights or obligations thereunder; (iii) with effect as of the Effective Date, KMUK transfers and assigns to KMAMS, and KMAMS assumes, all of the rights, benefits, duties, obligations, and liabilities of KMUK under and in respect of the Current Sub-Advisory Agreement; and (iv) each of the Trust and the Adviser acknowledges and agrees with effect as of the Effective Date that KMAMS is assigned and entitled to the rights and benefits of KMUK under the Current Sub-Advisory Agreement, and each of the Trust and the Adviser discharges KMUK from all duties, obligations, and liabilities under the Current Sub-Advisory Agreement as of the Effective Date.

Exhibit (d)(45)

2. Term. The term of this Agreement shall commence on the Effective Date and end in accordance with the terms of the Current Sub-Advisory Agreement.

3. Full Force and Effect. The parties agree that, except as modified by this Agreement, the other terms and provisions set forth in the Current Sub-Advisory Agreement shall remain in full force and effect unless subsequently amended.

4. Successors and Assigns. This Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns.

5. Governing Law. The  provisions  of  this  Agreement  shall  be  construed  and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent that the laws of the State of New York, or any  of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

6. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

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Exhibit (d)(45)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

FINANCIAL INVESTORS TRUST, on behalf of the ALPS/Kotak India Growth Fund

by	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President

ALPS ADVISORS, INC.

by	/s/ Thomas A. Carter
Name: Thomas A. Carter
Title: President

KOTAK MAHINDRA (UK) LIMITED

by	/s/ Nikmil Iyer
Name: Nikmil Iyer
Title: SVP

by	/s/ Zahid Shuja
Name: Zahid Shuja
Title: V. P. - Compliance

KOTAK MAHINDRA ASSET MANAGEMENT (SINGAPORE) PTE. LTD.

by	/s/ Nitjin Tejpal Jain
Name: Nitjin Tejpal Jain
Title: Director & CEO

by	/s/ Ruchit Puri
Name: Ruchit Puri
Title: Director